Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Nigerian Clinical Studies Demonstrate Advantages of LuViva® Advanced Cervical

Scan for Screening and Detecting Cervical Pre-Cancer in Africa

Studies conducted by Dr. Issac Adewole and Professor B. Olusola Fasubaa presented at Society of Gynecology & Obstetrics of Nigeria

ASABA, NIGERIA (November 19, 2014) – Results of two clinical studies of the LuViva® Advanced Cervical Scan showed the versatility of the technology in its ability to screen the general population for cervical cancer and to eliminate unnecessary testing for women who are screened by other methods. The studies were presented at the Society of Gynecology and Obstetrics of Nigeria 2014 conference in Asaba, Nigeria this week.

The LuViva, developed by Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP), is designed to eliminate costly, painful and unnecessary follow up testing following a positive Pap, human papillomavirus (HPV) or other screening test.

In a 100-patient study led by Professor Issac Adewole, MD, Principal Investigator for cervical cancer for Nigeria and conducted at University Teaching Hospital, Ibadan, Nigeria, it was concluded that LuViva was able to detect 100% of serious pre-cancer (Cervical intraepithelial neoplasia 2+, CIN2+) while eliminating up to 40% of false positive results, or women who were actually disease free, from further testing. These results are consistent with other published studies conducted in North America. Three of the CIN2+ cases correctly identified by LuViva tested negative for HPV at the time of the study.

“These results are encouraging and demonstrate the value of LuViva as a means to detect cervical disease, even in the absence of a positive human papillomavirus result, while also providing a means to reduce unnecessary additional testing,” said Professor Adewole. “In addition to the accuracy displayed in the study, LuViva is painless and results are immediate, important attributes for the patient and healthcare provider, particularly in rural communities.”

The second study looked at LuViva as a tool for primary screening where Pap tests are not available. The study enrolled 254 women and was led by Professor B. Olusola Fasubaa, Commissioner of the State Ministry of Health, Ekiti State, Nigeria. In the study, LuViva classified 13% of the women as having a greater than normal likelihood of cervical disease. These results are similar to those presented in 2012 at the American Society of Colposcopy and Cervical Pathology and with other to be published screening studies and support the potential of LuViva as a primary screening modality.

“Our experience indicates the LuViva Advanced Cervical Scan has potential as a primary screening tool for cervical dysplasia,” said Professor Fasubaa. “This is especially true in areas with no current infrastructure for cervical cancer screening.”

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469